SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Complete Genomics, Inc.
(Name of Issuer)

Common Stock, $0.001 par value
(Title of Class of Securities)

20454K104
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

CUSIP No. 20454K104	13G	Page 2 of 21

1	NAME OF REPORTING PERSONS Pyxis Long/Short Healthcare Fund (fka Highland Long/Short Healthcare Fund)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 73,518**(1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 73,518**(1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,518**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%**(1)
12	TYPE OF REPORTING PERSON* IV, OO

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

CUSIP No. 20454K104	13G	Page 3 of 21

1	NAME OF REPORTING PERSONS Pyxis Capital, L.P. (fka Highland Funds Asset Management, L.P.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,518**(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,518**(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,518**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%**(1)
12	TYPE OF REPORTING PERSON* IA, PN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

CUSIP No. 20454K104	13G	Page 4 of 21

1	NAME OF REPORTING PERSONS Strand Advisors XVI, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,518**(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,518**(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,518**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%**(1)
12	TYPE OF REPORTING PERSON* HC, CO

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

CUSIP No. 20454K104	13G	Page 5 of 21

1	NAME OF REPORTING PERSONS Cummings Bay Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,518**(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,518**(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,518**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%**(1)
12	TYPE OF REPORTING PERSON* IA, PN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

CUSIP No. 20454K104	13G	Page 6 of 21

1	NAME OF REPORTING PERSONS Cummings Bay Capital Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,518**(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,518**(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,518**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%**(1)
12	TYPE OF REPORTING PERSON* HC, OO

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

CUSIP No. 20454K104	13G	Page 7 of 21

1	NAME OF REPORTING PERSONS Highland Capital Management Services, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,518**(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,518**(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,518**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%**(1)
12	TYPE OF REPORTING PERSON* HC, CO

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

CUSIP No. 20454K104	13G	Page 8 of 21

1	NAME OF REPORTING PERSONS Highland Crusader Offshore Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,971,146**(1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,971,146**(1)
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,146**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%**(1)
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

CUSIP No. 20454K104	13G	Page 9 of 21

1	NAME OF REPORTING PERSONS Highland Crusader Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,971,146**(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,971,146**(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,146**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%**(1)
12	TYPE OF REPORTING PERSON* HC, PN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

CUSIP No. 20454K104	13G	Page 10 of 21

1	NAME OF REPORTING PERSONS Highland Crusader GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,971,146**(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,971,146**(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,971,146**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%**(1)
12	TYPE OF REPORTING PERSON* HC, OO

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

CUSIP No. 20454K104	13G	Page 11 of 21

1	NAME OF REPORTING PERSONS Highland Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,671,362**(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,671,362**(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,671,362**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.0%**(1)
12	TYPE OF REPORTING PERSON* IA, PN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

CUSIP No. 20454K104	13G	Page 12 of 21

1	NAME OF REPORTING PERSONS Strand Advisors, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,671,362**(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,671,362**(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,671,362**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.0%**(1)
12	TYPE OF REPORTING PERSON* HC, CO

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

CUSIP No. 20454K104	13G	Page 13 of 21

1	NAME OF REPORTING PERSONS James D. Dondero
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,744,880**(1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,744,880**(1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,744,880**(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.2%**(1)
12	TYPE OF REPORTING PERSON* HC, IN

*SEE INSTRUCTIONS BEFORE FILLING OUT
**SEE ITEM 4.

(1)  Beneficial ownership reported as of December 31, 2011.

SCHEDULE 13G

This Schedule 13G (this “Schedule 13G”) is being filed on behalf of Pyxis Long/Short Healthcare Fund (fka Highland Long/Short Healthcare Fund), a series of Pyxis Funds I (fka Highland Funds I), a Delaware statutory trust (the “Long/Short Fund”), Pyxis Capital, L.P. (fka Highland Funds Asset Management, L.P.), a Delaware limited partnership (“Pyxis”), Strand Advisors XVI, Inc., a Delaware corporation (“Strand XVI”), Cummings Bay Capital Management, L.P., a Delaware limited partnership (“Cummings Bay Management”), Cummings Bay Capital Management GP, LLC, a Delaware limited liability company (“Cummings Bay GP”), Highland Capital Management Services, Inc., a Delaware corporation (“Highland Services”), Highland Crusader Offshore Partners, L.P., a Bermuda limited partnership (“Highland Crusader”), Highland Crusader Fund GP, L.P., a Delaware limited partnership (“Highland Crusader Fund GP”), Highland Crusader GP LLC, a Delaware limited liability company (“Highland Crusader GP”), Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), Strand Advisors, Inc., a Delaware corporation (“Strand”), and James D. Dondero (collectively, the “Reporting Persons”).

R. Joseph Dougherty is the President of Strand XVI, and James D. Dondero is the President of Highland Services and Strand.  Strand XVI is the general partner of Pyxis.  Pyxis is the investment advisor to the Long/Short Fund.  Highland Services is the sole member of Cummings Bay GP.  Cummings Bay GP is the general partner of Cummings Bay Management.  Cummings Bay Management is the sub-advisor to the Long/Short Fund.  Strand is the general partner of Highland Capital.  Highland Capital is the sole member of Highland Crusader GP and the investment advisor to Highland Crusader and certain other private investment funds (together with Highland Crusader, the “Private Funds” and the Private Funds together with the Long/Short Fund, the “Funds”).  Highland Crusader GP is the general partner of Highland Crusader Fund GP.  Highland Crusader Fund GP is the general partner of Highland Crusader.  This Schedule 13G relates to shares of Common Stock, $0.001 par value (the “Common Stock”), of Complete Genomics, Inc., a Delaware corporation (the “Issuer”), held by the Long/Short Fund and the Private Funds.

Item 1(a)	Name of Issuer.

Complete Genomics, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices.

2071 Stierlin Court
Mountain View, California 94043

Item 2(a)	Name of Person Filing.

(1)	Pyxis Long/Short Healthcare Fund (fka Highland Long/Short Healthcare Fund)
(2)           Pyxis Capital, L.P. (fka Highland Funds Asset Management, L.P.)
(3)           Strand Advisors XVI, Inc.
(4)           Cummings Bay Capital Management, L.P.

(5)           Cummings Bay Capital Management GP, LLC
(6)           Highland Capital Management Services, Inc.
(7)           Highland Crusader Offshore Partners, L.P.
(8)           Highland Crusader Fund GP, L.P.
(9)           Highland Crusader GP LLC
(10)         Highland Capital Management, L.P.
(11)         Strand Advisors, Inc.
(12)         James D. Dondero

Item 2(b)	Address of Principal Business Office, or, if none, Residence.

For all Filers:
13455 Noel Rd., Suite 800
Dallas, Texas 75240

Item 2(c)	Citizenship or Place of Organization.

(1)	Pyxis Long/Short Healthcare Fund (fka Highland Long/Short Healthcare Fund) is a series of Pyxis Funds I (fka Highland Funds I), a Delaware statutory trust.
(2)	Pyxis Capital, L.P. (fka Highland Funds Asset Management, L.P.) is a Delaware limited partnership.
(3)	Strand Advisors XVI, Inc. is a Delaware corporation.
(4)	Cummings Bay Capital Management, L.P. is a Delaware limited partnership.
(5)	Cummings Bay Capital Management GP, LLC is a Delaware limited liability company.
(6)	Highland Capital Management Services, Inc. is a Delaware corporation.
(7)	Highland Crusader Offshore Partners, L.P. is a Bermuda limited partnership.
(8)	Highland Crusader Fund GP, L.P. is a Delaware limited partnership.
(9)	Highland Crusader GP LLC is a Delaware limited liability company.
(10)	Highland Capital Management, L.P. is a Delaware limited partnership.
(11)	Strand Advisors, Inc. is a Delaware corporation.
(12)	James D. Dondero is a U.S. citizen.

Item 2(d)	Title of Class of Securities.

Common Stock, $0.001 par value.

Item 2(e)	CUSIP Number.

20454K104

Item 3	Reporting Person.

Inapplicable.

Item 4	Ownership.

(a)
The Long/Short Fund may be deemed the beneficial owner of 73,518 shares of Common Stock held directly as of December 31, 2011.  Pyxis, Strand XVI, Cummings Bay Management, Cummings Bay GP and Highland Services may be deemed the beneficial owners of the 73,518 shares of Common Stock held by the Long/Short Fund.

Highland Crusader may be deemed the beneficial owner of 1,971,146 shares of Common Stock held directly as of December 31, 2011.  This amount consists of (i) 1,846,375 shares of Common Stock and (ii) 124,771 shares of Common Stock issuable upon exercise of presently convertible warrants.  Highland Crusader Fund GP and Highland Crusader GP may be deemed the beneficial owners of the 1,971,146 shares of Common Stock held by Highland Crusader.

Highland Capital and Strand may be deemed the beneficial owners of the 2,671,362 shares of Common Stock held by the Private Funds as of December 31, 2011.  This amount consists of (i) 2,494,866 shares of Common Stock and (ii) 176,496 shares of Common Stock issuable upon exercise of presently convertible warrants.

Mr. Dondero may be deemed the beneficial owner of the 2,744,880 shares of Common Stock held by the Funds as of December 31, 2011.  This amount consists of (i) 2,568,384 shares of Common Stock and (ii) 176,496 shares of Common Stock issuable upon exercise of presently convertible warrants.

(b)
The Long/Short Fund, Pyxis, Strand XVI, Cummings Bay Management, Cummings Bay GP and Highland Services may be deemed the beneficial owners of 0.2% of the outstanding shares of Common Stock.  This percentage was determined by dividing 73,518, the number of shares of Common Stock held directly by the Long/Short Fund as of December 31, 2011, by 33,182,920, which is the number of shares of Common Stock outstanding as of November 1, 2011, according to the Issuer’s Form 10-Q filed on November 14, 2011 with the Securities and Exchange Commission.

Highland Crusader, Highland Crusader Fund GP and Highland Crusader GP may be deemed the beneficial owners of 5.9% of the outstanding shares of Common Stock.  This percentage was determined by dividing 1,971,146, the number of shares of Common Stock held directly by Highland Crusader as of December 31, 2011, by the sum of (i) 33,182,920, which is the number of shares of Common Stock outstanding as of November 1, 2011, according to the Issuer’s Form 10-Q filed on November 14, 2011 with the Securities and Exchange Commission, plus (ii) the 124,771 shares of Common Stock issuable upon exercise of presently convertible warrants held by Highland Crusader.

Highland Capital and Strand may be deemed the beneficial owners of 8.0% of the outstanding shares of Common Stock.  This percentage was determined by dividing 2,671,362, the number of shares of Common Stock held directly by the Private Funds as of December 31, 2011, by the sum of (i) 33,182,920, which is the number of shares of Common Stock outstanding as of November 1, 2011, according to the Issuer’s Form 10-Q filed on November 14, 2011 with the Securities and Exchange Commission, plus (ii) the 176,496 shares of Common Stock issuable upon exercise of presently convertible warrants held by the Private Funds.

Mr. Dondero may be deemed the beneficial owner of 8.2% of the outstanding shares of Common Stock.  This percentage was determined by dividing 2,744,880, the number of shares of Common Stock held directly by the Funds as of December 31, 2011, by the sum of (i) 33,182,920, which is the number of shares of Common Stock outstanding as of November 1, 2011, according to the Issuer’s Form 10-Q filed on November 14, 2011 with the Securities and Exchange Commission, plus (ii) the 176,496 shares of Common Stock issuable upon exercise of presently convertible warrants held by the Funds.

(c)
The Long/Short Fund has the sole power to vote and dispose of the 73,518 shares of Common Stock held directly.  Pyxis, Strand XVI, Cummings Bay Management, Cummings Bay GP and Highland Services have the shared power to vote and dispose of the 73,518 shares of Common Stock held by the Long/Short Fund.

Highland Crusader has the sole power to vote and dispose of the 1,971,146 shares of Common Stock held directly.  Highland Crusader Fund GP and Highland Crusader GP have the shared power to vote and dispose of the 1,971,146 shares of Common Stock held by Highland Crusader.

Highland Capital and Strand have the shared power to vote and dispose of the 2,671,362 shares of Common Stock held by the Private Funds.

Mr. Dondero has the shared power to vote and dispose of the 2,744,880 shares of Common Stock held by the Funds.

Item 5	Ownership of Five Percent or Less of a Class.

Inapplicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Inapplicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Inapplicable.

Item 8	Identification and Classification of Members of the Group.

Inapplicable.

Item 9	Notice of Dissolution of Group.

Inapplicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits	Exhibit 99-1

Joint Filing Agreement, dated January 13, 2012, between Pyxis Long/Short Healthcare Fund (fka Highland Long/Short Healthcare Fund), Pyxis Capital, L.P. (fka Highland Funds Asset Management, L.P.), Strand Advisors XVI, Inc., Cummings Bay Capital Management, L.P., Cummings Bay Capital Management GP, LLC, Highland Capital Management Services, Inc., Highland Crusader Offshore Partners, L.P., Highland Crusader Fund GP, L.P., Highland Crusader GP LLC, Highland Capital Management, L.P., Strand Advisors, Inc. and James D. Dondero.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 13, 2012

PYXIS FUNDS I, on behalf of its series Pyxis
Long/Short Healthcare Fund

	By:	/s/ Alan Head
Name: Alan Head
Title: CCO and AMLO

PYXIS CAPITAL, L.P.

By:	Strand Advisors XVI, Inc., its general partner

	By:	/s/ Thomas Surgent
Name: Thomas Surgent
Title: Secretary

STRAND ADVISORS XVI, INC.

	By:	/s/ Thomas Surgent
	Name:	Thomas Surgent
	Title:	Secretary

CUMMINGS BAY CAPITAL MANAGEMENT,
L.P.

By:	Cummings Bay Capital Management GP, LLC,
its general partner

By:	Highland Capital Management Services, Inc.,
its sole member

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

CUMMINGS BAY CAPITAL MANAGEMENT
GP, LLC

By:	Highland Capital Management Services, Inc.,
its sole member

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

HIGHLAND CAPITAL MANAGEMENT
SERVICES, INC.

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

HIGHLAND CRUSADER OFFSHORE
PARTNERS, L.P.

By:	Highland Crusader Fund GP, L.P., its general partner

By:	Highland Crusader GP, LLC, its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

HIGHLAND CRUSADER FUND GP, L.P.

By:	Highland Crusader GP, LLC, its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

HIGHLAND CRUSADER GP, LLC

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

STRAND ADVISORS, INC.

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

/s/ James D. Dondero
James D. Dondero